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                                                                  EXHIBIT 10.11

This Nonexclusive Unique Application Reseller Agreement (the "Agreement") is entered into as of March 1, 1998 (the "Effective Date") between Autodesk, Inc., a Delaware corporation with principal offices at 111 McInnis Parkway San Rafael, California 94903 ("Autodesk") and Faro Technologies, a Delaware corporation with principal offices at 125 Technology Park Dr., Lake Mary, FL 32746 ("UAR").

     THE PARTIES AGREE AS FOLLOWS:

         DEFINITIONS.

                  "Software" shall mean the Autodesk software set forth on Exhibit A and any subsequent release delivered to UAR by Autodesk as mutually agreed upon by the parties in writing.

                  "Documentation" shall mean the reference manual customarily supplied to Customers by Autodesk with the Autodesk retail version of the Software.

                  "Customer" shall mean any third party licensee of the UAR Product who obtains such UAR Product solely in order to fulfill its own personal or business needs and not for further distribution or resale.

                  "UAR Product" shall mean the Software bundled in combination with and accompanied by UAR's software as described in Exhibit A.

                  "Territory" shall mean the countries set forth in Exhibit B.

                  "Sales Channels" shall be those channels set forth in Exhibit
         B.

                  "Market" shall mean the market set forth in Exhibit B.

                  All references in this Agreement to the "Sale" of or "selling" or "purchase" of Software shall mean the sale of a license to use such Software or Software Copies.

         APPOINTMENT AND RESPONSIBILITIES OF UAR.

                  2.1 Appointment. Subject to the terms and conditions of this Agreement, and in consideration of UAR's purchase commitment and other obligations assumed below, Autodesk grants UAR a non-exclusive, non-transferable license to reproduce and distribute, through UAR's Sales Channels, promote, market and sublicense the Software, bundled with UAR's software to form the UAR Product within the Territory and Market as defined above. Without limitation to other remedies available to Autodesk, in the event UAR breaches any of the provisions of this authorization UAR shall pay to Autodesk, as liquidated damages and not as a penalty, an amount (with respect to each such sale) equal to the difference between the then-current Autodesk suggested retail price as indicated on the applicable published price list in the country of sale and the amount actually paid by UAR for each copy acquired by UAR under this Agreement.

                           Autodesk reserves the unrestricted right to distribute, promote, market and sublicense the Software and Documentation (as provided to UAR or as distributed by Autodesk in the Autodesk retail version of the Software) in the Territory, including but not limited to through OEMs, VARs, and other third party resellers (including other unique application resellers), as well as directly to Customers.

                  Distribution of Software. UAR shall not distribute any Autodesk Software or Documentation to any party separately or unbundled from the UAR Product, or price quote or invoice the Autodesk Software as a separate item, unless authorized by Autodesk for customer service purposes. UAR acknowledges that


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         any transfer of the Software or Documentation acquired pursuant to this
         Agreement as a stand-alone product is expressly prohibited. For the avoidance of doubt, failure of comply with this obligation shall constitute a material breach of this Agreement and may lead to immediate termination.

                  Promotion of UAR Products. UAR, shall, at its own expense, actively promote the distribution of the UAR Product within the Territory and shall assume all costs and obligations, including any commissions, involved with sales and marketing of the UAR Product. UAR shall not actively promote, advertise, market or solicit orders for UAR Product, or open branches or maintain distribution depots for supply or support of the UAR Product, outside the Territory.

                  Marketing.  UAR shall, at its own expense:

                           (i) reference the Software as a component of the UAR
                  Product in UAR's brochures and feature the Software as a component of the UAR Product in any applicable trade show that it attends;

                           (ii) provide adequate contact with existing
                  Customers, including notifying Customers of bugs or errors in the Software and corrections or fixes for such bugs or errors as suggested by Autodesk to UAR;

                           (iii) assist Autodesk in assessing Customer
                  requirements for the Software as a component of the UAR Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and

                           promptly notify Autodesk of bugs or errors in the
                  Software discovered by UAR or reported to UAR by Customers.

                  End User Licensing. UAR shall deliver Software to Customers and ensure that the standard Autodesk, Inc. Software License Agreement accompanying the Software is provided to and complied with by each Customer. UAR may not enter into any license agreement on behalf of Autodesk or Autodesk Inc. UAR shall forward all Software License Agreements acknowledgment forms or registration cards it receives to Autodesk. Notwithstanding the foregoing, the UAR Product may contain a separate license outlining the terms of UAR's Customer License with respect to that portion of the UAR Product not comprising the Software.



                  Registration. UAR shall be responsible for Customer registration of the UAR Product. To protect against unauthorized copying or use of Software and to ensure compliance with the terms of the Standard Autodesk Software License Agreement accompanying the Software, UAR shall maintain an accurate accounting of the Autodesk serial numbers incorporated into the UAR Product which must be registered by UAR's Customers, and shall provide registration reports to Autodesk as set forth in Paragraph 5.6 (Sales and Inventory Reports). Nothing herein shall limit Autodesk's right to register Customers directly.

         3.       REPRODUCTION.

                  3.1 Subject to the terms and conditions of this Agreement, Autodesk grants to UAR, a limited, nonexclusive right to reproduce copies of the Software. UAR may not sublicense its right to reproduce such Software to any third party unless Autodesk consents in writing to the sublicense. Such right to reproduce the Software does not include the right to reproduce the Documentation.

                  3.2 UAR is solely responsible for reproduction of the Software in accordance with industry standards of quality assurance.


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                  3.3 UAR may use its own company label on the UAR Product
         media, provided however, that each copy of the media embodying the UAR Product bears the Autodesk copyright notice.

                  3.4 UAR may, from time to time, reproduce copies of the Software to be used for evaluation purposes so long as: (a) UAR notifies Autodesk of its need to reproduce such evaluation copies and the number of copies needed; and (b) the Software is destroyed and permanently deleted from any of the test systems on which it is installed. No royalty will be due on such evaluation copies.

         RESTRICTIONS.

                  Modification.

                           For All Countries. Autodesk shall be responsible for
                  all reproduction of copies of the Software and Documentation except as set forth in section 3 above. UAR shall not disable features of the Software, modify, enhance or make derivative works of the Software or Documentation or sublicense such rights. UAR may, however, link its software to the Software and revise the user interface of the Software. UAR also may affix a label to the Software and Documentation identifying UAR's name, address, phone number and identifying mark or logo, provided that the label does not obscure any other identifying mark or label of Autodesk. In no event shall UAR alter or modify the contents of any magnetic or printed material or offer to do so for any third party, without the previous written consent of Autodesk. UAR agrees not to reverse engineer, disassemble, or decompile the Software in whole or in part. UAR acknowledges that Autodesk desires to protect the integrity of the Software as a commercial technology. UAR agrees that the licenses granted herein are subject to UAR bundling the Software in its entirety, as delivered by Autodesk to UAR and UAR specifically agrees not to bundle a lesser subset of any Software files with the UAR Product without Autodesk's prior written consent.

                           In the European Community. Notwithstanding the
                  foregoing, if the term Territory as defined in this Agreement includes a country that is a member of the European Community, UAR shall be entitled to reproduce one copy of the code of the Software (i.e., to decompile the code) where such decompilation is indispensable to obtain the information necessary to achieve the interoperability of an independently created computer program with such Software if the conditions of Article 6.1 of the EC Council Directive 14 May 1991 on the legal protection of computer programs (the "Directive") are met, subject to the further condition precedent that UAR has provided Autodesk with a written request for the information purportedly required to achieve interoperability, and Autodesk has been unable to provide said information within 45 days of UAR's request. UAR hereby undertakes that no information obtained from such decompilation shall be used in any manner incompatible with Article 6.2 or 6.3 of the Directive. Furthermore, UAR agrees to give at least 10 days prior written notice to Autodesk of all decompilation permitted hereby and to allow representatives of Autodesk to be present at all such decompilation. UAR hereby undertakes that no decompilation permitted in accordance with this Section 4.1 shall take place nor shall any information obtained from any such decompilation or resulting interoperable product be transferred outside the member states of the European Community. Without limiting the materiality of any other term of this Agreement, the failure of UAR to comply with the provisions of this Section 4.1 shall be considered a material breach of this Agreement.


                  Mail Order Sales.

                           In the United States. UAR shall not distribute the
                  UAR Product by Mail Order or to any Sales Channel that UAR has reason to believe may distribute the UAR Product by Mail Order. "Mail Order" shall be defined as invitation, through advertising or otherwise, for orders


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                  by mail or telephone, where Customer service, product
                  demonstrations and installation services are not offered by UAR to the Customer.

                           In the European Community. UAR shall not distribute
                  the UAR Product by Mail Order or to any Sales Channel that UAR has reason to believe may distribute the UAR Product by Mail Order unless it offers and makes available to Customers full on-site service and support, and makes professional counsel, advice and product demonstrations available to such Customers.

                  Software Purchases. Software for use in the UAR Product may only be purchased under the terms of this Agreement. UAR may not purchase Software for the UAR Product under any other agreements with Autodesk.

         TERMS OF DELIVERY OF SOFTWARE AND DOCUMENTATION

                  Delivery. Autodesk shall deliver to UAR copies of the Software media (5 1/4, 3 1/2 floppy disk, CD-ROM or tape) and copies of the necessary documentation, as ordered by UAR from time to time.

                  Orders. All orders for copies of Software and Documentation shipped to UAR by Autodesk shall be in writing (including by facsimile),shall indicate the geographic region where the UAR Product is to be shipped to Customer, and shall be subject to the terms and conditions of this Agreement. Any purchase order which purports to supersede or otherwise modify this Agreement shall be of no force or effect. Each copy of Software and Documentation shall be deemed accepted by UAR upon receipt.

                  Shipping. All Software and Documentation delivered by Autodesk shall be FCA Autodesk's manufacturing plant. All shipping charges, special packing expenses, (including income, stamp, turnover, value added taxes and/or withholding taxes related to any payments made to Autodesk under this Agreement), duties, fees, insurance, charges, or assessments of any nature levied by any governmental authority other than U.S. in connection with this Agreement, whether levied against UAR or Autodesk, shall be the responsibility of UAR and shall be paid directly by UAR to the governmental authority concerned. Claims for missing or damaged items shall not be reviewed by Autodesk unless notified in detail and in writing to Autodesk within 10 business days of the delivery noted on the carrier's invoice. If at any time UAR is not in conformance with its obligations under the terms of this Agreement, Autodesk reserves the right to cease delivering Software and Documentation to UAR until such time as UAR is in compliance with such obligations.

                  Payment. The price to UAR for each copy of the Software and related Documentation shall be the then-current Price List price for the appropriate geographic region within the Territory, for the Autodesk version of the Software less the discount rate ("Discount Rate") set forth in Exhibit C. UAR's Discount Rate is dependent upon UAR's quarterly purchases (revenues) to Autodesk. Such Discount Rate shall be adjusted quarterly based on UAR's previous quarter revenues. Autodesk shall submit an invoice to UAR upon each shipment. In the event that UAR Product is shipped to a geographic region different from the geographic region indicated on the initial order, UAR's invoice shall be adjusted accordingly. Upon approval of UAR's credit standing by Autodesk, payment terms shall be thirty (30) days from the date of the invoice. Pending such approval, payment shall be due immediately upon delivery. Any invoiced amount not received within thirty (30) days of the date of invoice shall be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). UAR shall pay all sales, property, excise, duties, and other federal and local taxes (other than those based on Autodesk's net income).

                  Initial Purchase. Upon execution of this Agreement, UAR shall purchase the quantity of Software Copies set forth in Exhibit C. Such initial purchase shall determine UAR's Discount Rate for the first quarter of this Agreement.


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                  Sales and Inventory Reports and Audit Rights. UAR shall
         provide Autodesk with a quarterly point-of-sale report for each of the Sales Channels set forth in Exhibit B, showing, at a minimum, date shipped, quantity of UAR Product sold and used internally, the Autodesk serial numbers and the corresponding UAR serial numbers, the Customers' names and addresses, quantities sold to such Customers (if any), as well as the quarter-end inventory position on hand for the UAR Product. This report must be forwarded within fifteen (15) days of the close of each quarter. Within the first five (5) days of every quarter, UAR shall provide Autodesk with a ninety (90) day rolling forecast showing prospective orders for each Sales Channel and intended date when such orders shall be submitted to Autodesk. UAR shall maintain complete and accurate records of the information required by this section. Autodesk shall be entitled, at any time during the term of this Agreement, to audit the books and records of UAR for purposes of compliance with the terms of this Agreement and verifying such sales and inventory reports. Any such audit shall be conducted by Autodesk or its representatives during normal business hours, and UAR shall cooperate fully with Autodesk or its representatives in any such audit. In the event such inspection or audit discloses any underpayment, UAR shall promptly pay Autodesk such amount, together with interest accrued daily at a rate per annum equal to the highest allowable rate under California law on the unpaid balance until paid in full.

                  Software Purchases from Authorized Resellers in the European Community. Software for use in the UAR Product may be purchased from Autodesk Authorized Dealers ("AAD's"), Autodesk Authorized Systems Centres ("ASC's") and other Authorized Resellers within the European Community which are authorized by Autodesk to offer the Software product versions specified in this Agreement in the Territory, at independently set prices, but always subject to the resale requirements specified in this Agreement. For the avoidance of doubt, the parties acknowledge that AADs, ASCs and other Authorized Resellers are free to set their own Software prices. UAR may not purchase Software for the UAR Product under any other agreements with Autodesk.

                  If at any time UAR is not in conformance with its obligations under the terms of this Agreement, Autodesk reserves the right to cease delivering Software and Documentation to UAR until such time as UAR is in compliance with such obligations.

         6.       CUSTOMER SERVICE.

                  Customer Support. UAR shall provide direct on-site Customer pre-sale and post sale service and support for the UAR Product and the Software as a component of the UAR Product. However, UAR may contract with its Sales Channel to provide on-site installation and support services solely through sales, installation and support personnel employed directly by UAR or its Sales Channel. UAR shall maintain adequate facilities and on staff full time sales and technical support personnel sufficiently knowledgeable with respect to the Software such that UAR shall be capable of fully supporting the Software as a component of the UAR Product. At no time during the term of this Agreement, shall UAR represent to any Customer that Autodesk is available to directly answer questions about the Software as a component of the UAR Product.

                  Autodesk Support to UAR. Autodesk shall, during normal business hours, provide to UAR telephone assistance and response to written requests received by telecopy concerning Software errors and possible work arounds for the Software. Such support is specifically designed to assist UAR as a reseller of the Software and UAR is not to make such UAR support accessible to its Customers at any time.

                  Error Notifications. UAR shall promptly notify Autodesk of bugs or errors in the Software or Documentation. Autodesk shall not be obligated to correct any such errors discovered by UAR or reported to UAR by Customers.

                  Autodesk Developer Support. UAR shall register with Autodesk Developer Marketing to


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         participate in the Autodesk Developer Network Program at the then current fees.

         UPGRADES BY UAR.

                  In the event Autodesk creates bug fixes or New Releases ("Upgrades") of the Software, Autodesk will notify UAR in writing (including through CompuServe) and UAR will advise Autodesk as to whether UAR wishes to receive such Upgrade. Once any such Upgrade is made available to UAR, if UAR decides to integrate the Upgrade into the UAR Product, UAR shall be responsible for providing such Upgrade as a component of the revised UAR Product to its Customers. UAR will ensure that the copy of the Software as a component of the UAR Product is destroyed either by UAR or by Customer at the time the Upgrade is installed. Any such Upgrade shall be subject to the terms of this Agreement. Unless other arrangements are made with Autodesk in writing, such Upgrade will not be delivered to Customers as stand-alone product but rather will be integrated into the new version of the UAR Product and delivered as an upgrade to the UAR Product already in the possession of UAR's installed base of Customers.

         WARRANTIES.

                  Standard Limited Warranty. Autodesk will provide no warranty or continuing support for the Software to Customers or the Sales Channel and UAR agrees that UAR shall be solely responsible for providing warranty and continuing support to UAR's Customers and Sales Channel. Autodesk warrants to UAR, for a period of ninety (90) days from delivery by Autodesk to UAR, that the copies of the Software delivered to UAR (as a standalone product) will perform substantially in accordance with the Documentation. As Autodesk's entire liability and UAR's exclusive remedy under this warranty, Autodesk shall replace free of charge any defective diskette, hardware lock or manual which is returned to Autodesk within 90 days after delivery and which is accepted by Autodesk as defective and may at its discretion make reasonable efforts to correct any demonstrated error in the Software. UAR shall honor and shall require its Customers to honor the warranty against defective media, documentation and hardware locks indicated above and shall return any such defective items to Autodesk for credit or exchange pursuant to the return policies established by Autodesk from time to time. UAR SHALL NOT MAKE OR PASS ON TO ANY PARTY ANY WARRANTY OR REPRESENTATION CONCERNING THE SOFTWARE AND DOCUMENTATION ON BEHALF OF AUTODESK.

                  No Other Warranty. EXCEPT FOR THE LIMITED WARRANTY TO UAR DESCRIBED IN SUBPARAGRAPH 8.1 ("STANDARD LIMITED WARRANTY"), AUTODESK GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE REGARDING SOFTWARE AND DOCUMENTATION. AUTODESK DOES NOT WARRANT THE PERFORMANCE OF THE SOFTWARE WHEN USED IN CONJUNCTION WITH THE UAR PRODUCT. FURTHERMORE, AUTODESK EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT.

         CONTACT PERSONS.

                  The contact persons for the parties shall be:

                  Autodesk:                 Randy Crothers
                                            312 Dover Point Rd.
                                            Dover, NH  03820
                                            tel:  603-749-0851
                                            fax:  603-749-0908
                  UAR:                      Greg Fraser
                                            Faro Technologies
                                            125 Technology Park Dr.
                                            Lake Mary, FL  32746


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                                            tel:  407-333-9911
                                            fax:  407-333-4181

         OWNERSHIP OF PROPRIETARY RIGHTS.

                  UAR acknowledges that the Software and Documentation are proprietary to Autodesk and that Autodesk retains exclusive ownership of the Software and Documentation and all proprietary rights associated with the Software and Documentation. UAR shall take all reasonable measures to protect Autodesk's proprietary rights in the Software and Documentation. Except as provided herein, UAR is not granted any other rights or license to patents, copyrights, trade secrets or trademarks with respect to the Software and Documentation. UAR shall promptly notify Autodesk in writing upon its discovery of any unauthorized use or infringement of the Software and Documentation or Autodesk's patent, copyright, trade secret, trademark or other intellectual property rights. UAR shall not (and shall require that its Customers do not) remove, alter, or cover any copyright notices or other proprietary rights notices placed on or in any copy of the Software or Documentation by Autodesk. UAR shall not sell to any Customer if UAR has notified Autodesk that such Customer may be involved in potential unauthorized use of Software or Documentation or other infringement of Autodesk's proprietary rights.

         CONFIDENTIALITY.

                  Confidentiality Required. Through its relationship with Autodesk UAR shall have access to certain information and materials concerning Autodesk's business, plans, Customers, technology, and products that are confidential and of substantial value to Autodesk, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). UAR shall not disclose any such Confidential Information to any third party and shall take every reasonable precaution to protect such information. UAR shall not publish any technical description of Software and Documentation beyond the description published by Autodesk. In the event of termination of this Agreement, there shall be no use or disclosure by UAR of any confidential information of Autodesk.

                  Exceptions to Confidentiality. UAR's confidentiality obligations do not extend to Confidential Information which (i) becomes publicly available without the fault of UAR; (ii) is rightfully obtained by UAR from a third party with the right to transfer such information; or (iii) is independently developed by UAR and without reference to Autodesk's Confidential Information. UAR shall have the burden of proving the existence of any condition in this Paragraph.

12.      CONFLICTS OF INTEREST.

                  Within the European Community.

                           Notice and Managing Confidential Information. UAR
                  shall not promote the products of other companies if it will create a conflict of interest in handling Autodesk's confidential or proprietary information. In the event UAR begins to distribute one or more competing software programs, UAR shall immediately notify Autodesk and take the following steps to ensure that Confidential Information shall not be misused or misappropriated for the purpose of promoting, marketing or benefiting the competing software program(s):

                                    UAR shall establish and maintain at all
                           times a separate teams of sales and technical personnel dedicated exclusively to the promotion, marketing and support of Software whose names shall be furnished to Autodesk, each of whom shall have signed a non-disclosure agreement in substantially the same form as one provided by Autodesk upon request for this purpose.

                                    UAR shall establish and maintain at all
                           times such procedures as may be necessary to ensure that no personnel other than those whose names have been


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                           communicated to Autodesk pursuant to 12.1.1., and in
                           particular no personnel responsible for promotion, marketing, sales and support of competing software programs have access to Confidential Information for any purpose.

                                    UAR shall not reassign personnel dedicated
                           to Software to any position in which they have responsibility for marketing, promotion or support of competing software programs unless Autodesk is notified of each such intended reassignment at least three (3) months in advance. From the date of such notice, UAR undertakes to withhold all Confidential Information from the personnel to be reassigned unless disclosure is expressly approved by Autodesk.

                                    In handling and distributing Confidential
                           Information, UAR shall ensure that each copy of Confidential Information is marked according to guidelines furnished by Autodesk, that no unnecessary copies of Confidential Information are made or disseminated, and that all copies of Confidential Information are retrieved and destroyed promptly when the purpose for which they were provided has been fulfilled.

                           Outside the European Community. UAR shall not promote
                  the products of other companies if it will create a conflict of interest in handling Autodesk's confidential or proprietary information.

13.      TRADEMARKS.

                  During the term of this Agreement, UAR shall have a non-exclusive, non-transferable right to indicate to the public that it is an authorized UAR of Autodesk's Software and Documentation as a component of the UAR Product and to advertise such Software and Documentation as a component of the UAR Product within the Territory under the Autodesk trademarks and slogans adopted by Autodesk from time to time ("Trademarks"). UAR shall include the Autodesk Trademarks in any literature, promotion or advertising concerning the UAR Product. UAR shall not affix any Autodesk Trademark to products other than the UAR Product. UAR shall not contest, oppose or challenge Autodesk's ownership of the Trademarks. All representations of Autodesk Trademarks that UAR intends to use shall be exact copies of those used by Autodesk, or shall first be submitted to the appropriate Autodesk personnel for approval of design, color, and other details and such approval shall not be unreasonably withheld. If any of the Autodesk Trademarks are to be used in conjunction with another trademark on or in relation to the UAR Product, then the Autodesk Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark. Effective upon the termination of this Agreement, UAR shall cease to use all Autodesk Trademarks.

         PROPRIETARY RIGHTS INDEMNITY.

                  Autodesk shall defend, at its expense, any action brought against UAR which alleges that the Software or Documentation infringes a United States copyright or patent, provided that UAR promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Software and Documentation is finally adjudged to so infringe, Autodesk shall, at its option, (a) procure for UAR the right to continue using the Software and Documentation as a component of the UAR Product; (b) modify or replace the Software and Documentation so there is no infringement; or (c) accept return of the copies of the Documentation in UAR's inventory and refund the purchase price. Autodesk shall have no liability regarding any claim arising out of the use of the Software and Documentation in combination with other products, including the UAR Product, if the infringement would not occur but for such combination. THE FOREGOING STATES UAR'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

                  UAR shall defend, at its expense, any action brought against Autodesk for any claim which alleges the UAR Product infringes a United States copyright or patent. Autodesk shall provide all reasonable assistance in connection with any claim therewith.


         TERM AND TERMINATION.

                  Term. The term of this Agreement shall be effective as of the Effective Date, set forth above, and shall continue until October 1, 1998 unless terminated earlier as set forth herein. The term shall be automatically renewed for one (1) year periods, thereafter, unless thirty (30) days prior to any October 1, anniversary date, either party notifies the other in writing of their intention not to renew the relationship.

                  Termination for Cause. Autodesk may terminate this Agreement upon thirty (30) days written notice of a material breach.

                  Termination for Convenience. This Agreement may be terminated without administrative or judicial resolution by either party for any reason or no reason, by giving the other party written notice sixty
         (60) days in advance.

                  Termination for Insolvency. Either party may terminate this Agreement immediately, upon written notice, (i) upon the institution by or against the other of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other's debts, (ii) upon the other's making an assignment for the benefit of creditors or (iii) upon the other's dissolution or ceasing to conduct business in the normal course.

                  Fulfillment of Orders Upon Notice of Termination. Upon delivery of notice of termination pursuant to this Paragraph 15 ("Term and Termination"), Autodesk shall not be obligated to fulfill any unfulfilled orders or any orders received by Autodesk subsequent to the date of delivery of notice of termination. In Autodesk's sole discretion Autodesk may continue to fulfill orders if UAR (i) submits prepayments for any such order and (ii) pays all credit balances then outstanding prior to any shipment of Software or Documentation by Autodesk.

                  Return of Materials. All Autodesk Confidential Information, data, photographs, samples, literature, and sales aids of every kind shall remain the property of Autodesk. Within thirty (30) days after the termination of this Agreement, UAR shall return all such items as Autodesk may direct, at Autodesk's shipping expense.

                  Survival of Certain Terms. The provisions of Paragraph 5.4 ("Payment"), Paragraph 6.1 ("Customer Support"), Paragraph 8 ("Warranties"), Paragraph 10 ("Ownership of Proprietary Rights"), Paragraph 11 ("Confidentiality"), Paragraph 13 ("Trademarks"), Paragraph 14 ("Proprietary Rights Indemnity"), Paragraph 15 ("Term and Termination"), Paragraph 16 ("Consequential Damages Waiver") and Paragraph 17 ("Limitation of Liability") shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

         CONSEQUENTIAL DAMAGES WAIVER.

                  THE PARTIES AGREE THAT IN NO EVENT WILL AUTODESK BE LIABLE TO UAR OR ANY OTHER PARTY, UNDER ANY THEORY OF LIABILITY, WHETHER IN AN ACTION BASED ON A CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, HOWEVER ARISING, FOR ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES BY UAR OR FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER OR NOT AUTODESK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

         DAMAGE. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

17.      LIMITATION OF LIABILITY.

                  AUTODESK'S AGGREGATE LIABILITY UNDER THE TERMS OF THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL PAYMENTS MADE BY UAR TO AUTODESK FOR THE SOFTWARE AND DOCUMENTATION SHIPPED BY AUTODESK TO UAR FOR INCLUSION IN THE UAR PRODUCT IN THE MOST RECENT FULL CALENDAR YEAR PRECEDING IMPOSITION OF SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. AUTODESK DOES NOT EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY ARISING FROM ITS NEGLIGENCE EXCEPT THE TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW.

         GENERAL PROVISIONS.

                  Assignment. UAR shall not assign this Agreement, in whole or in part, without the prior written approval of Autodesk. To obtain prior written approval to assign this Agreement in the case of a change of ownership, UAR must submit information regarding the proposed assignee, as specified by Autodesk, at least thirty (30) days prior to the proposed date of assignment. Autodesk will review the information and accept or reject the proposed assignment, in writing, in Autodesk's sole discretion. For the purposes of this Paragraph, a change in the persons or entities who control 50% or more of the equity securities or voting interest of UAR shall be considered an assignment of this Agreement. Notwithstanding the foregoing, Autodesk's rights and obligations under this Agreement, in whole or in part, may be assigned by Autodesk and Autodesk may sell, pledge or otherwise transfer its right to receive payments under this Agreement.

                  Injunctive Relief. It is expressly agreed that a material breach of this Agreement by UAR shall cause irreparable harm and a remedy at law would be inadequate. In addition to any and all remedies available at law, Autodesk shall be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions of this Agreement.

                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of California. The parties hereby submit to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin, and the United States District Court for the Northern District of California in San Francisco.

                  Legal Expenses. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs, expert witness fees and reasonable attorney's fees.

                  Independent Contractors. The relationship of Autodesk and UAR established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to create an agency relationship between the parties or to allow UAR to create or assume any obligation on behalf of Autodesk for any purpose whatsoever.

                  Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.

                  Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

                  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein. This Agreement merges and supersedes all prior or contemporaneous agreements, discussions and understandings between the parties, oral or written, regarding such subject matter. No modification to, or amendment of, this Agreement, shall be effective unless in writing and signed by the party to be bound.

19.      COMPLIANCE WITH LAWS

                  UAR shall comply with all laws and regulations of the Territory applicable to the marketing, license and support of the Software, execution or performance of this Agreement, as well as with all export laws, regulations and controls of the Territory and of the United States of America.

                  Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with Autodesk's established corporate policies regarding foreign business practices, UAR and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist UAR in obtaining, retaining or directing any business.

                  Export Controls. In conformity with laws and regulations of the United States relating to international trade, UAR and its employees, agents or third parties shall not disclose, export or reexport, directly or indirectly, any Software, documentation, or technical data provided under this Agreement to any country or party which Autodesk has advised is ineligible to receive such items under U.S. laws and regulations. Until otherwise advised by Autodesk, the following countries and parties are embargoed:

                           Cuba, Iran, Iraq, Libya, North Korea, Sudan, and
                  Syria;

                           Any party controlled by or acting for the governments
                  of any of the countries listed in "a" above, or any other party identified on the U.S. Treasury Department's listing of
                 "Specially Designated Nationals and Blocked Persons";

                           Any party on the U.S. Commerce Department's Table of
                  Denial Orders;

                           Any party engaged in the design, development,
                  production, stockpiling or use of nuclear weapons; missiles; chemical or biological weapons, agents, or precursors; or conventional weapons (including any party identified by the U.S. State Department or the U.S. Commerce Department's Entity List.)

                           Any other party, if the circumstances indicate the
                  likelihood of further transfer to or for the benefit of any of the above embargoed countries or parties.

                  Restricted Rights. The Software shall not be exported from the United States contrary to the regulations of the United States Government. The Software is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7018, and in subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19, and in similar clauses in the NASA FAR Supplement, when applicable.

                  Indemnification. UAR agrees to indemnify Autodesk against any claim demand, action, proceeding, investigation, loss, liability, cost and expense, including attorney's fees, suffered or incurred by Autodesk and arising out of or related to any violation (whether intentional or non-intentional) by UAR, its employees, agents, representatives, dealers of this Section 19.



"Autodesk"                                                      "UAR"
AUTODESK, INC.                                                  FARO TECHNOLOGIES

By:/s/ Gary Kuhn                                                By:/s/ Gregory A. Fraser
----------------------------------------------------            -------------------------------------------------

                  Gary Kuhn                                                     Gregory A. Fraser
----------------------------------------------------            -------------------------------------------------
                 Printed Name                                                     Printed Name

       Manager of Autodesk Developer Channel                                 Executive Vice President
----------------------------------------------------            -------------------------------------------------
                    Title                                                             Title


----------------------------------------------------            -------------------------------------------------
                     Date                                                              Date

                                    EXHIBIT A

SOFTWARE AND UAR PRODUCT


1.       THE SOFTWARE:

              AutoCAD, AutoSurf, 3D Studio Max, Mechanical Desktop


NOTE: ALL COPIES OF SOFTWARE FOR SALES OUTSIDE OF THE U.S AND CANADA MUST BE THE INTERNATIONAL HARDWARE LOCKED VERSIONS.

UAR PRODUCT:

              AnthroCAM

              AnthroCAM provides "all in one" 3D CAD and Inspection software program. It is a solution which combines CAD files with prismatic part measurement. It combines the ability of FaroArm 3D digitizer to (1) reverse engineer parts into AutoCAD, using a seamless driver directly into the AutoCAD database to create a CAD file and design; and, once the parts have been manufactured, (2) inspect (quality control), and the (3) compare the measurements against the CAD design file. Whereas a manufacturer typically uses one system to reverse engineer a manufactured part and then a different system to inspect and measure the part, AnthroCAM enables a manufacturer to use the same FaroArm 3D digitizer software for both processes and provides the additional capability to compare the information from the inspection process with the original design information. Inspection software tends to use menus of prismatic parts, whereas AnthroCAM, while it does offer that facility, enables the user to pull in an AutoCAD with AutoSurf drawing and use the drawing as a template for inspection. By using AutoCAD with AutoSurf, it enables full curve and surfacing capabilities. The AnthroCAM software solution is used in conjunction with Faro Technologies Inc.'s line of protable 3D Digitizers as well as other Coordinate Measuring Machines (CCM) manufactured by independent CMM suppliers.



NOTE: Bundling of AutoCAD or AutoCAD modules with hardware requires prior approval of European Channels Manager, European Market Group Manager and Vice President, European Operations.

                                    EXHIBIT B

                 AUTHORIZED SALES CHANNELS, MARKET AND TERRITORY

A.   SALES CHANNELS

     UAR IS AUTHORIZED TO DISTRIBUTE THE UAR PRODUCT DIRECTLY TO CUSTOMERS.

     IN THE EVENT THE TERM "TERRITORY" AS DEFINED BELOW INCLUDES THE EUROPEAN COMMUNITY, UAR IS AUTHORIZED TO DISTRIBUTE THE UAR PRODUCT THROUGH THE AUTODESK AUTHORIZED DEALERS AND AUTODESK AUTHORIZED SYSTEMS CENTERS WHICH ARE ACCREDITED IN THE EUROPEAN COMMUNITY TO SELL THE SOFTWARE IDENTIFIED IN EXHIBIT A.

     UAR MAY SELL THE SOFTWARE THROUGH THE FOLLOWING SALES CHANNEL PROVIDED EACH RESELLER IN SAID SALES CHANNEL AGREES TO COMPLY WITH THE QUALITATIVE OBLIGATIONS CONTAINED IN THIS AGREEMENT, INCLUDING THOSE RELATED TO AND PRE AND POST SALE CUSTOMER SERVICE AND SUPPORT.

     RESELLERS:

     (IF APPLICABLE, PLEASE ATTACH A LIST OF RESELLERS TO THIS EXHIBIT B)

     THE FOREGOING LIST OF RESELLERS MAY NOT BE MODIFIED WITHOUT AUTODESK's WRITTEN CONSENT. FURTHERMORE, UPON AUTODESK's REQUEST, UAR AGREES TO CEASE DISTRIBUTION OF THE UAR PRODUCT THROUGH ANY OR ALL OF THE FOREGOING RESELLERS IF AUTODESK CONCLUDES, AT ITS SOLE REASONABLE DISCRETION, THAT THE AFFECTED RESELLERS ARE NOT MEETING AUTODESK's QUALITATIVE STANDARDS.

B.   MARKET

     Departments within manufacturing facilities which are performing inspection and quality control of manufactured parts.

C.   TERRITORY-

     Worldwide








*UAR's authorized Sales Channels market and territory may be modified from time to time upon written agreement between the parties.

                                   EXHIBIT B-1
                             FARO TECHNOLOGIES, INC.
                         NORTH AMERICAN DISTRIBUTOR LIST
                              (FOR GENERAL RELEASE)




         Faro Technologies                                Great Lakes Metrology
         125 Technology Park Drive                        2710 Towering Oaks Dr.
         Lake Mary, FL  32746                             White Lake, MI  48383
         contact: Greg Fraser                             tel:  810-684-2568
         tel: 407-333-9911                                fax:  810-684-2194
         fax:  ###-##-####
                                                          Mr. Joe LeDoux
         OEM Partners:                                    Great Lakes Metrology
                                                          7435 North Lafayette
         Mr. Ken Susnjara, President                      Dearborn Heights, MI  48127
         Thermwood Corporation                            tel:  313-561-7752
         P.O. Box 436                                     fax:  313-561-6167
         Dale, Indiana 47523
         tel: 812-937-4476                                Mr. Gary Lane
         fax: 812-937-2956                                QC Inspection Services, Inc.
                                                          11975 Portland Ave., Ste. 10
         Mr. Jeff Zobrist, Marketing Coordinator          Burnsville, MN  55337
         Zonic Corporation                                tel:  612-895-1150
         25 Whitney Drive                                 fax:  612-895-1152
         Milford, OH 45150
         tel: 513-248-1911                                Mr. Ray Burleson
         fax: 513-248-1589                                The Tool & Gage House
                                                          538 Hebron St.
                                                          Charlotte, NC  28273
         Distributors:                                    tel:  704-552-8444
         USA                                              fax:  704-552-6869

         Mr. Don McKillop
         CADcad Technologies                              CANADA
         890 Northern Way. Ste. A-2
         Winter Springs, FL  32708                        Mr. Rene Desjean
         tel:  407-359-0063                               AD3R Technologies, Inc.
         fax:  407-359-5887                               1055 Pierre-Dupuy, B40
                                                          Longueuil, Quebec  J4K 1A1
         Mr. Jim Caliguri, President                      Canada
         Design and Software Int'l                        tel:  514-670-7876
         526 Niles Rd., Ste. 2                            fax:  514-670-6202
         Fairfield, OH  45014
         tel:  513-939-1800
         fax:  513-939-1212
                                                          MEXICO
         Mr. Richard Lee, President
         Direct Dimensions, Inc.
         549 Ritchie Highway, Ste. 159
         Severna Park, MD  21146
         tel:  410-654-0555


                             FARO TECHNOLOGIES, INC.
                          INTERNATIONAL DISTIBUTOR LIST
                              (FOR GENERAL RELEASE)


         European Sales Offices:                                Territory:  India

         Nicolas Tanala
         Faro France
         117 av Pierre et Marie Curie
         45800 St. Jean de Braye
         France
         tel: 011-33-38-70-02-55
         fax:   011-33-38-70-05-77

         Christian Baugut
         Faro Duetschland
         Karlstr. 31
         89073 Ulm
         Germany
         tel: 011-49-7-31-14-10-130
         fax:   011-49-7-31-14-10-129

         Mr. Vladimir Avdiisky
         Faro Moscow
         Ibragimov Str. 21
         Moscow
         Russian Federation
         tel:  7095-369-7433
         fax:  7095-373-4021
         Territory:  Russia

         Distributors:

         AFRICA

         Mr. Ron Elvin
         CAD/CAM Systems
         P.O. Box 782318
         Sandton, 2146
         Johannesburg, South Africa
         tel:  27-11-444-4620
         fax:  27-11-444-1728
         Territory:  South Africa

         ASIA

         Mr. P. Ramesh Chandra
         EDS Technologies Pvt. Ltd.
         IAT Building, III Floor
         15, Queens Rd.
         Bangalore, 560 052  India
         tel:  91-80-220-4224
         fax:  91-80-226-0745


         AUSTRALIA

         Mr. Ray Smith
         CAD Australia
         832 High St.
         East Kew, Victoria  3102
         Australia
         tel:  011 61 3 9810 9509
         fax:  011 61 3 9859 6622
         Territory:  Australia


         EUROPE

         Mr. Janne Linden
         Bergman & Beving Energi AB
         Department Inspect
         Jagerhornsvag 8
         S-141 05 Huddinge, Sweden
         tel:  46-8-680-6850
         fax:  46-8-680-0390
         Territory:  Sweden

         Mr. Daniel Russo
         Sidca Quality
         Mentana 9b
         Torino  10133, Italy
         tel:  339-11-473-3411
         fax:  39-11-473-2783
         Territory:  Italy

         Mr. Roger Steenacker
         Steen Metrology Systems
         Rue T. Gerkens, 74
         B-4052 Chaudfontaine, Belgium
         tel:  32-41-687080
         fax:  32-41-687560
         Territories:  Belgium, Netherlands &
         Luxembourg

         Mr. James Carne
         Ultra Fast Machining, Ltd.
         416-418 London Rd.
         Isleworth, Middlesex, TW7 58E,
         England
         tel:  44-181-560-1182
         fax:  44-181-568-6882
         Territory:  UK




                               EXHIBIT B-1 (CONT.)
                             FARO TECHNOLOGIES, INC.
                      INTERNATIONAL DISTIBUTOR LIST (CONT.)

                              (FOR GENERAL RELEASE)


PACIFIC RIM

Mr. K.M. Kwak
BBN Tektrade
1552-10 Seocho-Dong Seocho-ku
Seoul, Korea 137-070
tel:  82-2-587-4900
fax:  82-2-586-3603

Mr. Hiroshi Tsujii
ITT
2 Banchi Ohama-nishimachi
Sakai, Osaka, Japan
tel:  81-722-235974
fax:  81-722-235962
Territory:  Japan

Mr. Gotaro Gamo
Sumisho Electronics Co. Ltd.
CAE Division #1, Sales Dept. #2
Tsuruya Bldg.
2-23 Shimomiyabi-cho, Shinjuku-ku
Tokyo, 162 Japan
tel:  81-03-5228-5668
fax:  81-03-5228-5682

Mr. Katsuhito Numata
Trilux Corporation/Anzen
Tohin-Nihonbashihoneho 2-Chrome
Chuo-ku Tokyo 103
Japan
tel:  81-33-66-17-741
fax:  81-33-66-67-288
Territory:  Japan


SOUTH AMERICA

Mr. Francisco Saldanha
Grupo J
TBA
TBA
Territory:  Brazil

                                    EXHIBIT C
DISCOUNT RATES


THE DISCOUNTS INDICATED BELOW SHALL BE DEDUCTED FROM THE APPLICABLE PUBLISHED AUTODESK SUGGESTED RETAIL PRICE FOR THE RELEVANT SOFTWARE PRODUCT IN EFFECT AT THE TIME AUTODESK ACCEPTS UAR'S ORDER, AND IS APPLICABLE ONLY FOR ORDERS SUBMITTED DIRECTLY TO AUTODESK. ATTACHED FOR YOUR INFORMATION IS THE AUTODESK PRICE LIST APPLICABLE AT THE TIME OF CONTRACT SIGNATURE. AUTODESK RESERVES THE RIGHT TO CHANGE THE PUBLISHED SUGGESTED RETAIL PRICE FOR ITS SOFTWARE WITHOUT NOTICE TO UAR.


1. DISCOUNT. Based on UAR's Quarterly Purchase Commitment the price to UAR for each copy of the Software shall be the then-current suggested retail price of the Software for the appropriate geographic region within the Territory, less the discount per the schedule below:


                   Quarterly               UAR Discount Rate
                    Purchase
                   Commitment
                  ---------------------------------------------
                  $0 - $25,000                    35%
                  ---------------------------------------------
                   $25,001 -                      40%
                  ---------------------------------------------
                   $100,001 -                     42%
                  ---------------------------------------------
                   $250,000 +                     44%
                  ---------------------------------------------


          UAR'S DISCOUNT RATE SHALL BE ADJUSTED QUARTERLY BASED ON UAR'S PURCHASES DURING THE PRECEDING FISCAL QUARTER.* SHOULD UAR FAIL TO MEET THE MINIMUM QUARTERLY PURCHASE COMMITMENT FOR A SPECIFIED UAR DISCOUNT RATE THE FOLLOWING QUARTER, UAR'S DISCOUNT RATE WILL BE LOWERED ONE DISCOUNT LEVEL.

         * Autodesk's fiscal quarters are as follows:
                  February- April
                  May- July
                  August- October
                  November- January

INITIAL PURCHASE. Upon execution of this Agreement, UAR shall purchase zero (0)
        Software copies ($5,000 minimum) from Autodesk. Such purchase shall establish UAR's Discount Rate for the first fiscal quarter of this Agreement.